SUPPLEMENTAL CODE OF ETHICS FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER,
                 CHIEF FINANCIAL OFFICER, PRINCIPAL ACCOUNTING
                OFFICER, CONTROLLER AND SENIOR ACCOUNTING OFFICER


A. INTRODUCTION

Caspian Services, Inc., a Nevada corporation (the "Company"), is committed to making full, accurate and timely financial disclosure in compliance with applicable laws, rules and regulations and to maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations. This Supplemental Code of Ethics for the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and Senior Accounting Officer (collectively, the "Senior Financial Officers"), sets forth specific policies to guide the Company's Senior Financial Officers in the performance of their duties. As Senior Financial Officers, you perform tasks that are critical to the Company. This Code is designed to assist you in those tasks.

The Company's Business Ethics Policy, and The Company's Code of Ethics and Business Conduct, which this Supplemental Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in the Company's business. You are bound by the requirements and standards set forth in the Code of Conduct, as well as those set forth in this Supplemental Code of Ethics and in other applicable policies and procedures of the Company.

B. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Senior Financial Officer, you are obligated to comply with applicable laws, rules and regulations, and you also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

C. CONFLICTS OF INTEREST

In order to maintain the highest degree of integrity in the conduct of the Company's business and your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. You should conduct the Company's business in an honest and ethical manner, and never act in a manner that could cause you to lose your independence and objectivity.

Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest:

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         o        You or a member of your family or your designated person has an ownership interest in, is employed by or serve as a director of an entity that competes with the Company, does business with the Company (such as a customer, supplier or business partner of the Company) or is a recipient of charitable contributions made by the Company;

         o You or a member of your family or your designated person participate in a joint venture, partnership or other business arrangement or investment with the Company or that you learned about through the use of Company property or information or your position with the Company;

         o You or a member of your family or you designated person receive improper personal benefits as a result of your position with the Company.

Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest with the interests of the Company, you must obtain the written approval of the Audit Committee of the Board of Directors.

D. DISCLOSURES IN PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports and in all other public communications made by the Company.

E. COMPLIANCE WITH SUPPLEMENTAL CODE OF ETHICS

If you have questions about this Supplemental Code of Ethics, you should seek guidance from the Company's General Counsel. If you know of or suspect a violation of applicable laws or regulations or this Supplemental Code of Ethics, you must immediately report that information to the Company's General Counsel or the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of suspected misconduct.

F. WAIVERS OF THE CODE

The Company will waive application of the policies set forth in this Supplemental Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Supplemental Code of Ethics may be made only by the Board of Directors or the Audit Committee of the Board of Directors and will be disclosed as required under applicable law and regulations.

G. NO RIGHTS CREATED

This Code is a statement of the fundamental principles and key policies and procedures that govern the Company's Senior Financial Officers in the conduct of the Company's business. It is not intended to and does not constitute an

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employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.


As Adopted by the Board of Directors
Caspian Services Inc., January 9, 2006


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